Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 24, 2014 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net income of $47,000 or $0.14 per common share for the three months ended and net income of $222,000 or $0.67 per common share for the twelve months ended December 31, 2013. By comparison, the Company recorded a net loss of $65,000 or $0.19 per common share for the three months ended and a net loss of $63,000 or $0.19 per common share for the twelve months ended December 31, 2012.

Total loans grew by $5.4 million or 6.9% during 2013 to $84.2 million at December 31, 2013. Nonperforming loans at December 31, 2013 increased by $371,000 to $1.0 million compared to December 31, 2012 and total nonperforming assets increased slightly during 2013 by $45,000, or 3.1%, remaining at $1.5 million. The ratio of nonperforming loans to total loans was 1.25% and 0.86%, respectively, at December 31, 2013 and 2012 and the ratio of total nonperforming assets to total assets was 1.40% and 1.43%, respectively, at December 31, 2013 and 2012.

During the 4th quarter a commercial loan that is secured by equipment, other business assets and personal guarantees was classified as substandard and placed on nonaccrual status. The balance of the loan at December 31, 2013 was $733,000, which impacted on our asset quality ratios. Management continues to work with the borrowers to resolve the credit. Based on its analysis and assessment, management believes that the collateral coverage on the loan is sufficient and therefore there was no impairment charge taken.

Net interest income was $3.6 million for the twelve months ended December 31, 2013, an increase of 19.8% from the same period of 2012 as interest income increased by 10.1% and interest expense declined by 18.7%. “The loan growth we were able to achieve in 2013 and 2012 enabled us to fully leverage our balance sheet, the result of which increased our net interest spread by 30 basis points to 3.54% compared to 3.24% for the twelve months ending December 31, 2012.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc. Our net interest margin increased by 31 basis points to 3.60% for the year ending December 31, 2013 compared 3.29% for the year ending December 31, 2012.

“The Bank made significant strides in reaching our strategic goals in 2013. Net income increased $284,000 compared to 2012. In 2013, interest income increased 10.1%, our net interest income improved by 19.8% and while the Bank experienced a slight increase in nonperforming loans, our asset quality ratios continue to outperform our state and national peer groups.” continued Mr. Grimes. Additionally, Mr. Grimes noted, “the Company has filed a Registration Statement to commence a rights offering for up to $2 million of its common stock and warrants to purchase common stock in order to continue building organic loan growth for 2014 and maintain our well capitalized status.”

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is now a state-chartered commercial bank with branch offices in Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock or any other securities. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Forward-Looking Statements: The statements in this release regarding sufficient collateral on a newly classified loan, continued organic growth and maintaining a well capitalized status are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, the results of our planned rights offering, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission (File No. 333-192294), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At December 31, 2013	At December 31, 2012	At December 31, 2011
	(unaudited)	(audited)	(audited)
Selected Financial Condition Data:
Total assets	$107,713	$102,532	$96,262
Total loans	84,174	78,742	64,181
Allowance for loan losses	682	859	594
Deposits	91,764	87,453	82,651
Federal Home Loan Bank advances	7,365	6,500	5,000
Total stockholders’ equity	8,416	8,468	8,499

Asset Quality Ratios:
Allowance for loan losses to total loans	0.81%	1.09%	0.93%
Nonperforming loans to total loans	1.25%	0.86%	1.00%
Nonperforming assets to total assets	1.40%	1.43%	2.51%

Capital Ratios (bank level):
Total capital to risk-weighted assets	12.88%	13.42%	16.67%
Tier 1 capital to risk weighted assets	11.87%	12.17%	15.51%
Tier 1 capital to average assets	7.44%	7.55%	8.19%
Tangible equity to tangible assets	7.53%	7.83%	8.38%

(unaudited)	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	Variance	2013	2012	Variance
Selected Operating Data:
Interest and dividend income	$1,124	$1,044	$80	$4,403	$3,998	$405
Interest expense	175	243	(68)	820	1,008	(188)

Net interest income	949	801	148	3,583	2,990	593
Provision for loan losses	3	246	(243)	87	427	(340)

Net interest income after provision for loan losses	946	555	391	3,496	2,563	933
Noninterest income	66	110	(44)	255	366	(111)
Noninterest expense	935	809	126	3,421	3,080	341

Income (loss) before income tax expense (benefit)	77	(144)	221	330	(151)	481
Income tax expense (benefit)	30	(79)	109	108	(88)	196

Net income (loss)	$47	$(65)	$112	$222	$(63)	$285

Earnings (loss) per share (basic and fully diluted)	$0.14	$(0.19)	$0.33	$0.67	$(0.19)	$0.86

Select Financial Ratios (unaudited):
Return on average assets	0.17%	-0.25%		0.21%	-0.06%
Return on average equity	2.20%	-3.01%		2.62%	-0.73%
Interest rate spread	3.66%	3.30%		3.54%	3.24%
Net interest margin	3.71%	3.36%		3.60%	3.29%
Efficiency ratio	92.16%	88.80%		89.14%	91.78%
Noninterest expense to average assets	3.42%	3.16%		3.23%	3.13%
Average interest-earning assets to average interest-bearing liabilities	108.12%	105.98%		107.59%	104.53%